UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 18, 2016

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Martin Schroeter’s first quarter earnings presentation to investors on April 18, 2016.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in the Form 8-K that IBM submitted on April 18, 2016, which included IBM’s press release dated April 18, 2016. All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 19, 2016

	By:	/s/ Stanley J. Sutula III

Stanley J. Sutula III
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you. This is Patricia Murphy, Vice President of Investor Relations for IBM. I’m here today with Martin Schroeter, IBM’s Senior Vice President and Chief Financial Officer. I’d like to welcome you to our first quarter earnings presentation.

The prepared remarks will be available within a couple of hours, and a replay of the webcast will be posted by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors. All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules. You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

Before turning the call over to Martin, I want to remind you that at our investor briefing in late February, we discussed a number of changes to our management system and our organizational structure. As a result, our segment reporting structure has been updated to reflect our business structure. We provided 2 years of historical financial information by quarter on these segments a few weeks ago — this can be found on our investor website. Today, we’ll be discussing our first quarter results in this new segment structure. In addition, you’ll see that we updated our earnings presentation slides, not only to address the new segment structure, but also to provide additional disclosure on our strategic imperatives, and to provide more commentary on the business drivers. So with that, I’ll turn the call over to Martin Schroeter.

Overview

Thanks Patricia. Again this quarter, we made a lot of progress in transforming our business, and we got done what we set out to do to start the year. We delivered $18.7 billion in revenue, $2.3 billion in net income, and operating earnings per share of $2.35. Importantly, we also made significant investments, and took significant actions to accelerate our transformation and move our business into new areas.

Our enterprise clients are looking to get greater value from their data and their IT environments. They’re not just focused on reducing costs and driving efficiency, but using data to improve decision-making and outcomes.  They are looking to become digital enterprises that are differentiated by cognitive. Our strategy is based on the point of view that this requires a solutions focus, industry expertise, and innovative technology, all supported by leading-edge skills. And so to move our clients to the future, we have been making significant changes to our business. We’re not only transforming our existing businesses, but building new markets and addressing new opportunity areas. We’re creating cognitive solutions that marry digital business with digital intelligence. We’re bringing our industry expertise together with these cognitive solutions, and we’re building it all on cloud platforms. And because we’re running our clients’ most critical business processes today, we’re in a unique position to move them to the future. We’ve been shifting investments and resources — and as we move our business forward, we’ve also changed the way we run the business to be more aligned with these opportunity areas.

We have proof points that we’re making progress. This quarter we continued our pattern of strong double-digit growth in our strategic imperatives. This revenue was up 17 percent at constant currency, which is consistent with our performance in the fourth quarter, and continues to be substantially faster than the market’s growth. I’ll talk about our revenue results on a constant currency basis throughout the presentation.

So now over the last 12 months, strategic imperatives delivered $30 billion in revenue, which represents 37 percent of our total revenue. That’s two points ahead of where we were 90 days ago. In the quarter, our total cloud revenue grew 36 percent to $2.6 billion, with the as-a-Service components growing 46 percent. Our annual run rate for the as-a-Service revenue is now $5.4 billion. Our Analytics revenue grew 9% on a large base — you’ll recall it was an $18B business for us last year.  And mobile and security each posted strong double-digit growth.

As we transform our business and move into new areas, we need to transform our workforce — not only the types of skills, but how we operate. This quarter we took significant actions to transform our workforce and shift our skills base to new areas, and to improve our structure primarily outside the US. This resulted in a pre-tax charge of just under one and a half billion dollars. As we discussed in late February, we also had a tax refund in the quarter of a billion dollars, plus interest. And so the amount of the tax benefit was essentially equivalent to the charges on an after-tax basis. It’s important to recognize that these actions are impacting our profit and margins this quarter — while improving our position for the future.

Strategic Imperatives

We’re continuing to invest and to add capabilities to build out our cognitive and cloud platforms. I’ll comment on a few items from just the first quarter alone.

We completed the acquisition of The Weather Company’s digital assets. This is not only a source of valuable weather data, but a high-volume, cloud-based, insight-driven platform. We’re bringing this together with our organic Watson capabilities to form the basis of our Watson IoT platform. This quarter we announced a number of partnerships with companies including VMWare to accelerate the adoption of enterprise hybrid clouds and GitHub to advance the development of next gen cloud applications for enterprises.  And we’ve brought Swift to the cloud, enabling mobile developers to build end-to-end mobile hybrid apps. We’ve integrated a portion of our software business into our cloud business, and all of IBM’s relevant software is now on the IBM Cloud. We acquired UStream, and will bring it together with Softlayer and our object storage capabilities, to extend our leadership in cloud video services. At the end of the quarter, we announced the acquisition of Bluewolf, a top SalesForce partner and leader in cloud consulting and implementation services. GBS is already the largest digital design agency, and this quarter we extended our capabilities with the announcement of three acquisitions that will be integrated into IBM Interactive Experience.

We are continuing to expand our Watson ecosystem and reach. Over the last 12 months, the number of developers using Watson APIs is up over 300 percent, and the number of enterprises we’ve engaged with has doubled. Watson solutions are being built, used and deployed in more than 45 countries and across 20 different industries. And this quarter we significantly added to our Watson Health platform with the acquisition of Truven, a leading provider of cloud-based healthcare data, analytics and insights. This was announced in February, and closed just over a week ago.

I’ll expand on these solutions and go into more detail on our strategic imperatives performance in the segment discussions. But first, I’ll turn to our financial metrics for the quarter.

Key Financial Metrics

Our revenue for the quarter was $18.7 billion, Currency continues to be a headwind to our reported revenue performance — over two and a half points this quarter. This is half a point better than the low end of the range we provided in mid-January — or about a $90 billion translation benefit. On a constant currency basis, our decline of two percent is consistent with last quarter. Now, within that two percent decline, when you consider the impact of the mainframe cycle, and the additional content from acquisitions this quarter, our underlying revenue growth rate improved by two points versus the prior quarter.

From a geography perspective, our performance in the Americas was consistent with last quarter, with improvement in the US, and a decline in Latin America, driven by Brazil. We have built a strong business in Brazil over the years, though the last few quarters have been more volatile.  This quarter Brazil was down, in part due to a tough compare, but also an economic environment that looks uncertain. We’ve taken some action to refocus our business, which impacts our growth in the short term. EMEA posted a modest decline, while Asia Pacific grew for the first time in quite a while.

Our gross margin performance reflects higher levels of investment, and a mix impact within our segments. Our Systems margin was up, consistent with the product cycle dynamics in our zSystems, as well as improvements in Power and storage. You can see our expense was up significantly, driven by charges for the actions to accelerate the transformation of our business. These charges impacted pre-tax income by a billion and a half, and pre-tax margin by eight points in the quarter. I’ll talk more about the charges and implications to the future later.

Our tax rate for the quarter reflects an underlying rate of 19 percent, as well as the benefit from the resolution of a tax case outside the US. This was a discrete item, and drove our tax rate negative.

From a cash perspective, we generated over $2 billion of free cash flow in the quarter, about half of that coming from the tax benefit.  Over the last 12 months, we’ve generated over $14 billion of free cash flow, and this is 110 percent of GAAP net income. Given the seasonality of our cash flow — it’s best to look at realization on that trailing 12 month basis. And, in the last year we returned about two-thirds of our free cash flow to shareholders through dividends and gross share repurchases.

Current Segment Structure

With the changes we’ve made to our management system and organizational structure, we’ve implemented a new segment structure. As Patricia mentioned, we provided historical information on this segment structure a few weeks ago. Before getting into the results for this quarter, I want to spend a minute on the structure.  Our segment discussions will also be a little longer than is typical, to address the drivers of performance on this basis, and the progress we’re making in moving our business to the future.

So looking at the segments — Cognitive Solutions includes the Solutions software addressing many of our strategic areas, including analytics, security, and social — as well as the Transaction Processing Software.  Many of these are new opportunity areas, like Watson Health, and Watson IoT — opening up revenue and profit pools beyond traditional IT. Because we’re building new businesses in new markets, they’ll ramp over time.  The scope of our Global Business Services segment overall is unchanged, though we’re now providing our revenue results for Consulting, Global Process Services, and Application Management, which is aligned with the way we’re now organized and going to market. GBS has been shifting its business toward the solutions areas, including creation of a cognitive consulting practice, and earlier this year GBS strengthened its industry capabilities.  As we bring the industry expertise together with Cognitive Solutions offerings, we’ll put more focus on the combination of these two businesses, which we refer to as Cognitive Solutions and Industry Services.

Technology Services & Cloud Platforms includes our Global Technology Services business and IBM’s cloud infrastructure and platform capabilities.   This business now includes WebSphere and related software products, reflecting the importance of integration software to enterprise-grade hybrid clouds. Systems includes our hardware offerings of z Systems, Power and Storage, and now also the related operating systems software. Global Financing is unchanged — consisting of client and commercial financing, and used equipment sales.

Now, as we’ve said, the primary driver of the changes to our operating structure — and subsequently our segments, is the realignment of our software portfolio, as software value shifts to new areas. Software is made up of our Cognitive Solutions segment, Integration Software, and Operating Systems Software. We have broken out the revenue and gross profit results within the segments, but as we transition to the new structure we will also provide a perspective on total software. I’ll talk about it after going through the 4 segment discussions, and we’ve also provided information in our supplemental charts.

Given the solutions nature of our offerings, our strategic imperatives are included in each of our segments… and so going forward, we are providing additional information on the strategic imperatives revenue within each segment.

Cognitive Solutions Segment

So now let’s turn to the segment performance, and I’ll start with Cognitive. I mentioned that Solutions Software includes analytics, security and social.  To give you some context — analytics is the largest part of our Solutions portfolio, and includes our traditional analytics platform, industry solutions, commerce and the Watson related-businesses. Transaction Processing Software, on the other hand, primarily runs mission critical systems in industries like banking, airlines and retail. This includes our offerings such as CICS, TPF and IMS running on z Systems, which were primarily reflected in Other Middleware in our previously reported Software segment. Most of it is on-premise, and annuity in nature, and not a growing opportunity in the software market.

In the first quarter, Cognitive Solutions generated revenue of $4 billion, which was up modestly year to year. Solutions Software grew, mitigated by a decline in Transaction Processing Software. Our Solutions Software growth of three percent was a significant sequential improvement from the fourth quarter of last year. Contributing to this growth was strong double-digit performance in our Watson cloud-based offerings, and acquisitive content. From an offering perspective, the growth was led by analytics and security. In both of these areas, we have highly differentiated strategies and capabilities.

Security isn’t just about trying to keep things out — we approach security as a big data problem. On average today, organizations use 80 security products from 40 different vendors, and they are looking for us to bring all this together. We are in a unique position, as we not only provide our own leading capabilities, but bring it all together for them in integrated solutions. Security solutions are a mix of on-premises software and Software-as-a-Service, and we believe that we have the largest enterprise security Software-as-a-Service business. Our leadership and momentum continued into the first quarter with high single-digit growth in our security software, outpacing the market. In addition, we continue to invest to build our security platform, and we recently acquired Resilient Systems, which provides leading incident-response capabilities. This acquisition expands our overall leadership in security — where we lead the market in four out of six security segments. With our differentiated strategy and our market leadership, we can attract the best talent in a very competitive market.  We now have more than 7,000 security experts, adding more than 1,000 in the last year.  We can attract top talent because we’re not just identifying problems and doing audits, we’re solving security problems.

Our approach in analytics is also unique and differentiated.  We are building an industrial-strength cognitive platform — that is cloud-based, and leverages Watson. It is also supported by industry-specific data — and an ecosystem to help provide new insights in key industries. This allows us to go after a new $2 trillion market opportunity — beyond the $1.2 trillion traditional IT market. So, it’s a new and incremental opportunity for us.

Watson Healthcare is our first industry focus area, where we are creating a new market. This is an industry with billions of dollars of new revenue opportunity for IBM. We started to move into the cognitive healthcare space just about a year ago, and have invested $4 billion through four acquisitions. We’re scaling rapidly, moving from effectively no employees to more than 6,000 in a year. Most came to us through the acquisitions — but we have also hired nearly 700 employees, who are highly skilled healthcare professionals who will now make a difference in millions of lives.

We believe success will be based on building platforms, and we’re focused on leveraging partnerships and ecosystems. We’re now working with clients such as the American Cancer Society, the American Heart Association, and Under Armour, in addition to initial partners of Medtronic, Johnson & Johnson, CVS, and many more. As I mentioned, in early April we closed our Truven acquisition that brings more than 8,500 clients to our Watson Health portfolio — including employers, health insurers, hospitals, clinicians, life sciences companies and government agencies that support health programs. Data and insights from Truven inform benefit decisions for one in three Americans. We are already seeing the signs of our strategy playing out. In the first quarter we closed deals with a few large US healthcare insurers who have millions of members that can use our Watson Health cloud-based solutions. We believe that the healthcare industry is moving to value-based care. It is still early stages, but as the market shifts, we’re positioned to deliver value.

We are also broadening the reach of Watson as it starts to support an increasing number of decisions. Let me share a few more examples. When we first introduced Watson, it could reach a population of 400 million English-speaking people. As Watson has been taught more languages — it can now speak with another billion people in their native language. We are working on our Watson Oncology solution with a number of hospitals that have a combined reach of more than 3 million patients. You heard from a few of our healthcare clients on investor day. Let me comment on another — in insurance — that has Watson in production. GEICO is using Watson in 46 states to enhance aspects of their industry-leading digital channel. They are encouraged by the results they have seen with existing and new policy holders in areas including on-line experience, engagement and sales.

So now looking at the profit results for the segment — the gross margin is impacted by a lower level of transactional revenue, and the fact that more of our new areas where we are investing are cloud-based, and build over time. The pre-tax income performance also reflects a higher level of investment in areas like Watson platform, Watson Health, and Watson IoT, as well as an impact from workforce rebalancing charges and currency.

Global Business Services Segment

Global Business Services delivered $4.1 billion of revenue, which is down two percent. As I mentioned earlier, Global Business Services segment content in total did not change, but within GBS we are now reporting Consulting, Global Process Services and Application Management — consistent with the way we’re running the business.

Our Application Management business helps modernize a client’s application processes, and bring apps to market faster through digital cloud platforms like Bluemix. Our Application Management revenue represents about 45 percent of GBS revenue. Performance was relatively stable last year, and that continued into the first quarter. In Consulting, which is another 45 percent or so of our revenue, the process of shifting to the new areas continues to impact our growth rate, but we did see some improvement versus the prior quarter. Global Process Services revenue, which is less than 10 percent of GBS revenue, was down one percent.

At our investor briefing in February, we spent time on the shift that we’re driving in GBS — away from some of the more traditional areas, and to the more strategic areas. This quarter GBS revenue in the strategic imperatives was up 22 percent, with strong growth across our cloud, analytics, mobility, and security practices. We are expanding our design capabilities as consumer-grade experience is becoming a new strategy for enterprises. This quarter, we announced 3 acquisitions that will be integrated into the IBM Interactive Experience, the largest global digital agency. Through our experience design capabilities we’re able to bring clients the distinct combination of industry insight, design thinking, and end-to-end digital transformation. We are delivering high value digital services in over 25 studios worldwide including a new studio in Dubai that we announced this quarter.

We are investing and expanding our skills in other areas as well. We recently announced the acquisition of Bluewolf which has over 500 resources across the US, Europe, and Australia. This will extend our industry consulting leadership with one of the world’s leading Salesforce consulting practices to deliver differentiated, consumer-grade experiences through the cloud.

Our Apple partnership continues to redesign workflows and drive productivity for our clients. We recently announced strategic mobile transformation products with RWE Generation in Germany for mobile maintenance of heavy mining equipment, with Alior Bank in Poland to transform the way clients experience banking services, and with Etisalat in Egypt to deploy the Expert Tech app, and transform how its remote site support technicians deliver services to their customers.

Turning to GBS profit, our gross margin was down about a point and a half, as we continue to invest to drive our transformation. We are engineering the shift of our resources to higher value services, which has a near term impact on our margin.  Our strategy is based on moving to higher value, so we’ll continue this shift. We continue to see price and profit pressure in some parts of the portfolio. Looking at pre-tax profit performance, more than half of the margin decline is driven by the structural actions we took this quarter. At the same time, we continue to invest in our digital and cognitive practices.  These actions will help us progress our transformation in GBS.

Technology Services & Cloud Platforms Segment

Technology Services and Cloud Platforms delivered $8.4 billion of revenue, up two percent. For the segment, our strategic imperatives revenue was up 45 percent, driven by our cloud revenue, which was up 50 percent.

Our view on cloud is that enterprises see the most value in hybrid cloud solutions that enable new business models while leveraging existing systems and data. We brought Global Technology Services closer together with IBM’s cloud infrastructure and platform capabilities, to better position us to deliver these solutions to our clients. So we will provide a view of Infrastructure Services, Technical Support Services, and Integration Software. Infrastructure Services reflects our evolution from a systems integrator to a services integrator, driven by the move to hybrid cloud. It includes our previous Strategic Outsourcing and Integrated Technology Services lines. Technical Support Services provides a complete line of support services to maintain and improve the availability of clients’ IT infrastructures.  This includes maintenance for both IBM and non-IBM products, as well as some support previously reported in Integrated Technology Services.

Infrastructure Services was up four percent this quarter, as clients continued to turn to us as the trusted partner to modernize their most critical IT systems and move them to hybrid. For example, at Chubb, we are implementing a new hybrid cloud model, designed to enhance customer service and strengthen their industry practices. This new agile infrastructure will be designed to fit a wide variety of business needs, including enhanced user experience, faster deployment of services, and increased speed to market. We’re also working with Indosat, one of Indonesia’s largest telecommunications and services providers, that serves 70 million mobile customers. They need a cloud partner with scale, and we will deliver solutions on the IBM Cloud that will help Indonesian businesses drive innovation and agility, streamline their process, and improve productivity. We continue to see strong momentum in SoftLayer, which again grew strong double digits this quarter. We continue to invest to build out our global capability, announcing a new cloud data center in South

Africa to support large regional service provider clients like Gijima and Vodacom.

Earlier this quarter, about 25,000 clients and partners attended our global Interconnect conference where we made some important announcements as we continue to evolve the IBM Cloud. We announced that 100 percent of our relevant software is now available in the cloud through a series of offerings such as WebSphere Connect, where more than 200 million global licenses can now access the cloud.  This fundamentally transforms how enterprise clients extend their existing IT investments and capabilities to the cloud. We also announced we are the first to bring the Swift programming language to the server.  Swift is used by about 11 million developers to build Apple iOS applications to radically simplify the development of end-to-end applications, and help enterprises reach new levels of productivity. We also launched several important strategic partnerships as we continue to build out our ecosystem. With VMware, we’ve jointly designed an architecture and cloud offering that will allow nearly half a million VMware customers to extend their virtual machines to the IBM Cloud. And with GitHub, we will be delivering an enterprise offering to the more than 12 million developers that will allow them to build and run applications consistently across public and private environments. We continued to expand our cloud capabilities with the acquisition of UStream, and formation of the IBM Cloud Video Services Unit that will provide our clients with a powerful portfolio of video services and digital analytics. UStream provides cloud-based video streaming and on-demand video to about 80 million viewers per month for customers such as Facebook, Nike, The Discovery Channel, Samsung, and NASA.

Looking at the software content in the segment, Integration Software was down two percent. Our annuity content is growing, with stability in our on-premise content, and acceleration in the adoption of SaaS, specifically in the products that integrate a hybrid cloud environment, like application servers, and our Connect family of products.

Looking at profit, Technology Services and Cloud Platforms gross margin was down just over a point year to year. Margin is impacted by the revenue trajectory of Integration software as we move more of the portfolio to an as-a-service model delivered through the cloud. Within Infrastructure Services we are investing to contemporize our clients IT systems as we bring on new contracts. At the pre-tax profit level, our margin decline reflects the continued investment to build out platforms such as Bluemix and Softlayer as we drive our transformation, as well as currency impacts. This quarter also includes the impact of the workforce transformation actions, which is about half of the decline.

Systems Segment

Our Systems segment comprises our Systems Hardware business and Operating Systems software. Systems revenue was $1.7 billion this quarter, which was down about 20 percent. Our hardware revenue was down 25 percent, primarily reflecting the product cycle in our z Systems. Operating Systems continue to be a headwind to growth. This quarter the revenue was down 7 percent.

So looking at the hardware performance by brand, our z Systems revenue was down 42 percent, on the back of a very strong performance of up 130 percent last year when we launched our new z13. Typically we see better margins in z Systems as we move into the back half of a cycle — and we did see some good margin improvement this quarter.

After four quarters of growth, Power revenue was down double-digits, as we wrapped on the strong performance in Unix-based entry systems from last year. But we had continued momentum in our Linux offerings and expansion of OpenPOWER efforts. We have been focused on the growth in Power-based Linux systems, and they have now grown to about 10 percent of the overall revenue base. We recently signed a deal with a large enterprise in China that is dramatically growing its Linux server footprint, and has chosen Linux on Power, partly because they can do it with half of the footprint they would have required with x86. The relationship will lead to the installation of thousands of Linux on Power systems. We also continue to see good traction with the OpenPOWER foundation-based innovations, which will ultimately drive adoption of the Power platform and provide intellectual property income. Just a few weeks ago, Google, a founding member of the OpenPOWER Foundation, announced that it is working with Rackspace, an Open Compute Project founding member, to co-develop an open server specification based around IBM’s new POWER9 architecture.  The two companies will submit a candidate POWER9 server design to the Open Compute Project.

Turning to Storage, hardware revenue was down 6 percent, which continues to reflect weakness in the overall storage market. We are well positioned to capture the strategic growth areas of Flash, Software Defined Storage and Object Storage — which together grew in the quarter.

Our Systems gross profit margin was up — with improvement across z Systems, Power and Storage. Our pre-tax income decline reflects the improved gross margin on the lower revenue, and the impact of the actions we took this quarter — which is about half of the decline

So now let me come back to the performance of software across our segments. Our total software revenue was down less than one percent.  This is a significant improvement from our performance last quarter, which was down 6 percent. We got the improvement we expected from the higher mix of annuity versus transactional content in the first quarter. In addition, we’ve been adding a lot of new capabilities, both organically and through acquisitions, and this quarter software growth reflected the acquisitions which closed over the last year. These acquisitions contribute to revenue growth, but impact our profit performance in the first year. Our annuity revenue, was up 2 percent in the quarter, with steady renewal rates and growth in our SaaS business. From a product area perspective, growth in our Solutions software was offset by a continued headwind in Operating Systems and Transaction Processing software.

Let me make one other comment on our software performance. As I mentioned earlier, total software includes Cognitive Solutions, Integration Software and Operating Systems. This includes a portion of our software support line revenue that was previously reported in our GTS segment.  The addition of support line did not impact our software growth rate this quarter — our software revenue is down .8 points including support line, and would have been down .8 points without support line.

Cash Flow & Balance Sheet Highlights

Turning to cash flow and the balance sheet, we generated $3.3 billion of cash from operations in the quarter, excluding our financing receivables, and $2.3 billion of free cash flow. This is up over $1 billion year to year. This year-to-year increase was driven by the tax benefit of $1 billion, plus interest. As I mentioned earlier, we’ve taken a number of actions that impacted our profit this quarter, and will impact our cash flow over the next several quarters.

Looking at the uses of cash in the quarter, we invested just under a billion dollars in capital expenditures, with continued investment in cloud capacity. We closed six acquisitions this quarter — and acquisition spend was over two and a half billion dollars, with the largest being The Weather Company transaction. The Truven acquisition closed about a week and a half ago, and so will be included in our second quarter acquisition spend. We returned over $2 billion to shareholders, including $1.2 billion in dividends, and we bought back over six and a half million shares. At the end of March, we had $4.7 billion remaining in our buyback authorization.

Looking at the balance sheet highlights, we ended the quarter with nearly $15 billion in cash and $46 billion in total debt, both of which are up an equivalent amount from year end — driven by the timing of this year’s term debt issuances. About $27 billion of our total debt was in support of our financing business. The leverage in our financing business remains at seven to one.

I want to mention that the credit quality of our financing receivables remains strong at 51 percent investment grade, which you can see in the supplemental charts. We had few point reduction in investment grade over the last couple of quarters — driven by rating changes in our existing portfolio, not by changes in how we approach the market. Now this data is based on the credit ratings of the companies in our portfolio. We do take actions to transfer exposure to third parties, where we then get the credit ratings of the insurance companies. We’ve done this for many years, and on that basis, our investment grade content increases by 14 points to 65 percent.

Our non-financing debt was $18.8 billion — up year to year driven by the timing of our debt issuances this year relative to the maturities, and as I mentioned the increase is equivalent to the increase in cash. We continue to be very well positioned to support our long term growth strategy.

1Q 2016 Significant Items

Let me spend a minute on some of the larger items that impacted the first quarter results, and give you a sense of the implications of these actions for the balance of the year. The tax benefit contributed about $1.20 to EPS.  As I mentioned, our underlying tax rate was 19 percent in the quarter, consistent with the range we provided at the beginning of the year of 18 percent, plus or minus a couple of points.  This of course, doesn’t include discrete or one-time items.

As we transform our business, we need to transform our workforce — and this quarter we took a pre-tax charge for workforce rebalancing of $1 billion — or 84 cents of earnings per share. Some of this charge is used to take action where we’ve been dealing with underutilization, but the vast majority is to shift and rebalance our skills. As we build new businesses in areas like Watson Health, and Watson Internet of Things, this requires different skills — and to be in different places. I mentioned earlier that over the last year we’ve added over 6,000 resources in Watson Health, and added over 1,000 security experts.  These are specialized skills in highly competitive areas. So this is not about reducing our capacity, this is about transforming our workforce.  We started the year with just under 380 thousand people.  We have people leaving the business, but we’re also adding large numbers of resources.  We currently have tens-of-thousands of open positions, and we’re hiring aggressively. So if we have similar hiring dynamics to last year, we could end the year with an employee base that is about the same as where we started. Our hiring will be aligned to where we see demand — by skill area, and by geography.  As we look at the resource actions, about 90 percent of the spending is outside the US.

Now looking at the returns on this action, we expect that we’ll save about $500 million this year, or maybe a little more, and nearly $2 billion on an annualized basis. When you look at the make-up of the $1 billion charge, a couple hundred was in the run-rate — and drives the bulk of the $500 million savings this year.  The balance of the charge was for actions that yield the remainder, due to the geographic mix and timing.

But as I said, this is about rebalancing skills rather than capacity reduction, and so we think about this as spending that is freed up to be reinvested in building capabilities in our strategic imperatives.

As we transform our workforce, we’re changing how we’re working — more agile, more collaboratively — and this requires a different work environment. So this quarter we took a real estate charge of over $300 million as we change the way we work — moving to agile with less space required. We also took actions to reposition the business in Latin America in light of the macro conditions. I mentioned earlier that we’ve refocused our business in Brazil, including reducing exposure in our financing and services portfolio this quarter. We also reduced our exposure in Venezuela.

As you know we’ve always had some unique items in the quarter, but we’ve included here the items that accelerate our transformation.  We didn’t include, for example, the nearly $40 million loss from the sale of our remaining equity position in Lenovo.  We have no future exposure there.

Summary

So we made good progress in transforming our business this quarter. We continued strong growth in our strategic imperatives. And as I said earlier, they now represent 37 percent of our revenue. We added significant capabilities this quarter through organic investments, acquisitions and partnerships, and we took significant actions to improve our position for the long term.

As we look forward, we expect much of what we saw in the first quarter to continue. We expect to drive strong growth in our strategic imperatives. Our acquisitions are starting to contribute to our top line, and while they are a drag on profit in the first few quarters, they will certainly contribute to the profit base over time. We will continue to invest at a high level. Much of the capabilities we’re building are cloud-based, and delivered as a service.  Both the higher investment levels and the return profile puts some pressure on our profit in the near term, but we’re confident it’s right for the long term. As I just mentioned, we’ll start to yield some of the benefits from the actions we just took, though we do expect much of it to be reinvested. When we take all of this into consideration, we continue to expect at least $13.50 of operating earnings per share for the year.

You’ll recall last quarter I said that we expect free cash flow realization of GAAP net income in the 90’s, which implied a range of 11 to 12 billion dollars of free cash flow for the year — at the $13.50 level.  We have now improved our view of free cash flow for the year, and now expect free cash flow to come in at the high end of that range at that same profit level.

As we look at the second quarter, we typically see a profit improvement from first to second quarter. In fact, last year it was a billion dollar increase in pre-tax income. This year, we’d expect more, given the significant charges in our first quarter. But we also will have an impact from the acquisition ramp, and quarter-to-quarter impact from currency hedges. Put it all together, and we see about a $2 billion increase in pre-tax profit from first to second quarter. With our anticipated tax rate and our share repurchase, at that profit level, we’d achieve between 38 percent and 39 percent of the $13.50 of earnings per share by the end of the first half.

So to finish, again this quarter we made a lot of progress in transforming our business, and we got done what we set out to do to start the year. Now Patricia and I will take your questions.

Closing

Thank you, Martin.  Before we begin the Q&A I’d like to mention a couple of items.

First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter. These too have been updated to reflect the new segment structure and additional information provided. And second, I’d ask you to refrain from multi-part questions.

Operator, let’s please open it up for questions.